AGREEMENT


                This Agreement dated effective August 31, 1995, by and between TRISTAR CORPORATION, a Delaware corporation (formerly Ross Cosmetics Distribution Centers, Inc.) ("Tristar"), Eurostar Perfumes, Inc., a Texas corporation ("Eurostar"), and S&J Perfume Co., Ltd., a corporation organized under the laws of the United Kingdom ("S&J").

                            W I T N E S S E T H:

                WHEREAS, Tristar, Eurostar and S&J (or their respective predecessor corporations, as applicable) entered into a Distribution Agreement (the "Distribution Agreement") dated October 23, 1992; and

                WHEREAS, the parties hereto desire to terminate the Distribution Agreement;

                NOW, THEREFORE, Tristar, Eurostar and S&J mutually agree to terminate the Distribution Agreement in all respects.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

                                 TRISTAR CORPORATION
                                 (formerly Ross Cosmetics Distribution
                                 Centers, Inc.)

                                 By:     /s/ Viren Sheth
                                         _______________
                                 Name:   Viren Sheth
                                 Title:  President


                                 EUROSTAR PERFUMES, INC.

                                 By:     /s/ Paul R. Kimmel
                                         __________________
                                 Name:   Paul R. Kimmel
                                 Title:  Vice President


                                 S&J PERFUME CO., LTD.

                                 By:     /s/ Jay Sheth
                                         ______________
                                 Name:   Jay Sheth
                                         Title:   Managing Director